Filed Pursuant to Rule 433

Registration Statement No. 333-267182

MARKET-LINKED ONE LOOK NOTES

Market-Linked One Look Notes Linked to the VanEck® Gold Miners ETF

Issuer	HSBC Bank plc (“HSBC”)
Principal Amount	$10.00 per unit
Term	Approximately one year
Market Measure	The VanEck® Gold Miners ETF (Bloomberg symbol: “GDX”)
Payout Profile at Maturity	• If the Market Measure is flat or increases, a return equal to the Step Up Payment • 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of the principal amount at risk
Step Up Payment	[$2.60 to $3.20] per unit, which represents a return of [26.00% to 32.00%] over the principal amount, to be determined on the pricing date.
Threshold Value	100% of the Starting Value
Investment Considerations	This investment is designed for investors who anticipate that the Market Measure will not decrease over the term of the notes, and are willing to take full downside risk and forgo interim interest payments.
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/1140465/000110465923113643/tm2329016d22_fwp.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	Depending on the performance of the Market Measure as measured shortly before the maturity date, you may lose up to 100% of the principal amount.Your investment return is limited to the return represented by the Step Up Payment and may be less than a comparable investment directly in the Market Measure or the securities held by the Market Measure.
•	Payments on the notes, including any repayment of principal, are subject to the credit risk of HSBC. If HSBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.
•	The notes are not insured or guaranteed by any governmental agency of the United Kingdom, the United States or any other jurisdiction.
•	You may lose some or all of your investment if any UK bail-in power (or any other resolution measure) is exercised by a relevant UK resolution authority
•	The estimated initial value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the estimated initial value of the notes on the pricing date.
•	As a noteholder, you will have no rights of a holder of shares of the Market Measure or the securities held by the Market Measure, and you will not be entitled to receive securities, dividends or other distributions by the issuers of those securities.
•	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.
•	All of the securities held by the Market Measure are concentrated in the gold and silver mining industry.
•	A limited number of securities may affect the Market Measure, and the Market Measure is not necessarily representative of the gold and silver mining industry.
•	The performance of the Market Measure may be influenced by gold and silver prices
•	There is no direct correlation between the value of the notes or the price of the Market Measure, on the one hand, and gold and silver prices on the other hand.
•	The notes will be subject to small-capitalization or mid-capitalization companies risk.
•	NYSE Arca, Inc., the sponsor and compiler of the Market Measure, retains significant control and discretionary decision-making over the Market Measure, which may have an adverse effect on the return of the notes.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

The graph above and the table below reflect the hypothetical return on the notes at maturity based on the terms contained in the table to the left. The graph and the table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value	Hypothetical Redemption Amount per Unit	Hypothetical Total Rate of Return on the Notes
-100.00%	$0.00	-100.00%
-50.00%	$5.00	-50.00%
-25.00%	$7.50	-25.00%
-20.00%	$8.00	-20.00%
-10.00%	$9.00	-10.00%
-5.00%	$9.50	-5.00%
0.00%(1)	$12.90 (2)	29.00%
5.00%	$12.90	29.00%
10.00%	$12.90	29.00%
20.00%	$12.90	29.00%
29.00%	$12.90	29.00%
50.00%	$12.90	29.00%
100.00%	$12.90	29.00%

(1)	This hypothetical percentage change corresponds to the Threshold Value.
(2)	This amount represents the sum of the principal amount and the Step Up Payment of $2.90.

HSBC has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for each of the offerings to which this document relates. Before you invest, you should read those documents, and the other documents that we have filed with the SEC, for more complete information about us and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, HSBC, any agent, or any dealer participating in these offerings will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.